Exhibit 10.1

PRO-PHARMACEUTICALS, INC.

AMENDED EMPLOYMENT AGREEMENT

This Amended Employment Agreement (“Agreement”) is entered into this 8th day of March 2011 (the “Effective Date”) by and between PRO-PHARMACEUTICALS, INC., a Nevada corporation, having its principal executive office at 7 Wells Avenue, Suite 34, Newton, Massachusetts (the “Company”), and ANTHONY D. SQUEGLIA, an individual residing at 20 Spyglass Point Circle, Bedford, New Hampshire (the “Executive”).

WHEREAS, the Executive is currently the Chief Financial Officer (“CFO”) of the Company under a certain written Amended and Restated Employment Agreement effective as of January 19, 2009 (the “Prior Employment Agreement”);

WHEREAS, pursuant to said Prior Employment Agreement, the Executive was employed on an “at will” basis permitting the Company to terminate his employment with the Company with or without cause;

WHEREAS, the Executive and the Company desire ongoing employment of the Executive for a specific duration rather than on a strictly “at will” basis;

WHEREAS, the Company is not required to offer the Executive employment of a specific duration and the Executive is not required to accept an offer of employment for specific duration and either may terminate the Executive’s employment at any time with or without cause; and

WHEREAS, the Company and the Executive have come to an agreement for the Executive to be employed for specific duration, unless terminated earlier for reasons set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties mutually agree as follows:

Section 1. Term and Scope of Employment. The Company Employer agrees to employ the Executive and the Executive agrees to be employed by Company for a period of one (1) year, commencing on March 7, 2011 and ending at the close of business on March 6, 2012, unless terminated earlier by the Company for cause or by the Executive for good cause or without cause, as described and provided for in Section 5 below, whichever shall first occur.

The Executive agrees to devote his full time and effort to the business and affairs of the Company and that, to the best of the Executive’s ability and experience, the Executive will, at all times, conscientiously perform all of the duties and obligations as may be assigned to the Executive by the President and Chief Executive Officer (“CEO”) of the Company.

Section 2. Compensation.

(a) Salary. In consideration of all of the services rendered by the Executive under the terms of this Agreement, the Company shall pay to the Executive a base salary at the annualized rate of One Hundred Fifty Thousand Dollars ($150,000.00) per annum (“Base Salary”), less required withholdings, payable in equal amounts in accordance with the Company’s payroll practices from time to time in effect.

(b) Reimbursement of Expenses. The Company shall reimburse the Executive, in accordance with the Company’s policies and practices in effect from time to time, for all out-of-pocket expenses reasonably incurred by the Executive in performance of the Executive’s duties under this Agreement. The Executive is responsible for proper substantiation and reporting of all such expenses. Executive shall consult a tax advisor of his own choosing to determine the taxability of any reimbursements made hereunder and the record keeping requirements therefor.

Section 3. Benefits.

The Executive will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively “Benefit Plans”) as are from time to time generally available to other executives of the Company with comparable responsibilities, subject to the provisions of those programs. Without limiting the generality of the foregoing, the Company will provide the Executive with basic health and medical benefits on the terms that such benefits are provided to other executives of the Company with comparable responsibilities. The Executive will also be entitled to holidays, sick leave and vacation in accordance with the Company’s policies as they may change from time to time. During the term of this Agreement, Executive shall accrue vacation time at the rate of 1 and 2/3 of a day per month (four weeks total should the Executive remain employed for the full year). Vacation leave shall accrue on the last day of each month.

To the extent that the Company obtains insurance with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and/or (iii) general liability insurance, the Executive shall be, to the extent permissible by law and under the terms of the applicable policy, covered by such insurance to the same extent as other senior executives of the Company.

Section 4. Compliance with Company Policy.

During Executive’s employment with the Company, Executive shall observe all Company rules and policies in effect from time to time, including, without limitation, such policies as are contained in the Company policy and procedures manual as may be amended or superseded from time to time.

Section 5. Termination of Employment.

Unless terminated earlier pursuant to the provisions of this Section 5, this Agreement and the Executive’s employment with the Company shall terminate at the close of business on March 6, 2012. At such time, except as provided for in Section Six, the Executive shall be entitled to no further salary or benefits other than those earned or accrued but unpaid as of that date.

Executive’s employment with the Company may be terminated prior to the close of business on March 6, 2012 for the following reasons:

(a) By The Company For Cause. The Company shall have the right, upon written notice thereof to the Executive, to terminate Executive’s employment “For Cause” prior to the close of business on March 6, 2012 in the following circumstances:

(i) The Executive

(a) Subject to notice and the opportunity to cure set forth in Section 5(a)(ii), fails or refuses in any material respect to perform any duties, consistent with his position, assigned to him by the President or CEO;

(b) Subject to notice and the opportunity to cure set forth in Section 5(a)(ii), is grossly negligent in the performance of his duties hereunder;

(c) Commits of any act of fraud, misappropriation of funds, or embezzlement with respect to the Company;

(d) Is convicted of a felony or other criminal violation, which, in the reasonable judgment of the Company, could materially impair the Company from substantially meeting its business objectives; or

(ii) With respect to matters referred to in (i)(a) and (b) above, should the Executive not cure the cause within (30) days of receipt of written notice thereof (the “Cure Period”), the Executive’s employment shall terminate at the close of business on the last day of the Cure Period. During said Cure Period, the Executive’s salary and benefits shall continue. Except as provided in Section 6, following a termination for Cause the Executive shall not be entitled to any further salary or benefits other than those previously accrued but unpaid.

(b) By The Company Without Cause.

In the event the Executive is terminated by the Company for any reason other than as stated in Section 5(a)(i), any such termination deemed for the purpose hereof to be “without cause,” Executive shall be entitled to all Compensation and Benefits pursuant to Sections 2 and 3 through the end of the term of this Agreement, i.e., through March 6, 2012. Such Compensation and Benefits shall continue to be paid and provided as if Executive remained employed through close of business on March 6, 2012. In the event that Executive dies after his employment is terminated by the Company without cause the Company shall continue to make the salary payments to Executive’s estate through March 6, 2012.

(c) By The Executive For Good Reason.

The Executive may terminate his employment with the Company for “Good Reason” (as defined herein), if the Company shall have failed to cure an event or circumstance constituting “Good Reason” within thirty (30) days after receipt of written notice thereof from the Executive (which period may be extended by the parties). For purposes of this paragraph, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent or approval:

(i) The assignment to the Executive of duties inconsistent with this Agreement;

(ii) Change in Executive’s title or significant and material change in Executive’s authority;

(iii) Material breach by the Company of the terms of this Agreement or any other written agreement between Executive and the Company; or

(iv) Any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company during Executive’s employment with the Company.

In the event that Executive terminates his employment for Good Reason pursuant to the terms hereof, Executive shall be entitled to all Compensation and Benefits pursuant to Sections 2 and 3 through the end of the term of this Agreement, i.e., through March 6, 2012. Such Compensation and Benefits shall continue to be paid and provided as if Executive remained employed through close of business on March 6, 2012. In the event that Executive dies after his employment is terminated by Executive for “Good Reason” the Company shall continue to make the salary payments to Executive’s estate through March 6, 2012.

(d) By Executive Without Cause.

In the event the Executive terminates his employment without Good Reason prior to the end of his then current term of employment, i.e., either through March 6, 2012 or the end of the month in which he is then employed thereafter, then Executive will have been considered to have terminated his employment Without Cause. In such case, the Executive shall be considered to have resigned effective immediately and except as provided in Section 6, shall be entitled to no further salary or benefits other than those previously accrued but unpaid through the date of termination.

Section 6. Additional Compensation.

(a) Upon the death of Executive, termination of Executive’s employment by the Company or Executive under Section 5 for any reason or the expiration of the term of this Agreement on March 6, 2012 Executive or Executive’s estate, as the case may be, shall be paid a lump sum severance payment equal to six (6) months of Executive’s then current Base Salary. In the event of a termination pursuant to Sections 5(b) or 5(c) or expiration of the term of this Agreement Executive shall also continue to receive Benefits during the six month period immediately following March 6, 2012 equivalent to the Benefits to which he was entitled pursuant to Section 3 hereof while he was employed by the Company.

(b) Executive shall receive a lump sum bonus payment of $50,000. Such bonus payment will be made on or before January 15, 2012 and will be paid even if Executive’s employment is terminated for any reason or Executive dies prior to January 15, 2012.

(c) Executive shall also receive a transition bonus payment of $25,000. Such transition bonus payment will be made on or before March 6, 2012 and will be paid even if Executive’s employment is terminated for any reason or Executive dies prior to March 6, 2012.

Section 7. Survival of Obligations.

The obligations of the Executive as set forth in Sections 8 through 13 below shall survive the termination of Executive’s employment hereunder regardless of the reason or cause therefor.

Section 8. Non-Competition and Conflicting Employment.

(a) During the term of this Agreement, the Executive shall not, directly or indirectly, either as an Executive, Employer, Executive, Consultant, Agent, Principal, Partner, Corporate Officer, Director, Shareholder, Member, Investor or in any other individual or representative capacity, engage or participate in any business or business related activity of any kind that is in competition in any manner whatever with the business of the Company or any business activity related to the business in which the Company is now involved or becomes involved during the Executive’s employment. For these purposes, the current business of the Company is biotechnology drug development and related business. The Executive also agrees that, during his employment with the Company, she will not engage in any other activities that conflict with his obligations to the Company.

(b) As a material inducement to the Company to continue the employment of the Executive, and in order to protect the Company’s Confidential Information and good will, the Executive agrees that:

(i) For a period of twelve (12) months following termination of the Executive’s employment with the Company or its affiliates for any reason, Executive will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Executive had any contact as a result of Executive’s employment with the Company; and

(ii) For a period of six (6) months after termination of Executive’s employment with the Company or its affiliates for any reason, Executive will not (A) render services directly or indirectly, as an Executive, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization.

(c) For purposes of this Section:

(i) “Competing Product” means any product, process, or service of any person or organization other than the Company, in existence or under development (a) which is identical to, substantially the same as, or an adequate substitute for any product, process or service of the Company in existence or under development, based on any patent or patent application (provisional or otherwise) naming Executive as inventor thereunder and which Executive has assigned or licensed to the Company, or other intellectual property of the Company about which the Executive acquires Confidential Information, and (b) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company; and

(ii) “Competing Organization” means any person or organization, including the Executive, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.

(d) The parties agree that the Company is entitled to protection of its interests in these areas. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Executive than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Covenant Not To Compete, that the Company shall be entitled to the recovery of damages from Executive and injunctive relief against Executive for the breach or violation or continued breach or violation of this Covenant. The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 8 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 8 shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 8 is invalid or against public policy, the remaining provisions of this Section 8 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

Section 9. Confidentiality.

(a) Executive recognizes and acknowledges that she will have access to certain information of members of the Company Group (as defined below) and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The parties agree that the Company has a legitimate interest in protecting the Confidential Information, as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. The Executive shall not at any time, either during or subsequent to his employment with the Company, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for an on behalf of the Company, its successors, assigns or nominees, any Confidential Information of any member of the Company Group (regardless of whether developed by the Executive) without the prior written consent of the Company. Executive acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company as well as irreparable harm. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company shall be entitled to a recovery of damages from Executive and/or to obtain an injunction against Executive for the breach or violation, continued breach, threatened breach or violation of this covenant.

(b) As used herein, “Company Group” means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

(c) As used herein, the term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company’s obligations to such third parties and the policies established by the Company.

(d) As used herein, “Confidential Information” also means any Company proprietary information, technical data, trade secrets, know-how or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or inspection or unintended view of parts, equipment, data, documents or the like, including, without limitation:

(i) Medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, improvements, data, formats, projects and research projects;

(ii) Information about costs, profits, markets, sales, pricing, contracts and lists of customers and/or distributors, business, marketing and strategic plans;

(iii) Forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Executive whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

(iv) Executive personnel files and compensation information.

(e) Executive further understands that Confidential Information does not include any of the foregoing items which (a) has become publicly known or made generally available to the public through no wrongful act of Executive; (b) has been disclosed to Executive by a third party having no duty to keep Company matter confidential; (c) has been developed by Executive independently of employment with the company; (d) has been disclosed by the Company to a third party without restriction on disclosure; or (e) has been disclosed with the Company’s written consent.

(f) Executive hereby acknowledges and agrees that all Confidential Information shall at all times remain the property of the Company.

(g) Executive agrees that he will not improperly use or disclose any Confidential Information, proprietary information or trade secrets of any former employer or other person or entity or entity with which Executive has an agreement or duty to keep in confidence information acquired by Executive and that Executive will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(h) Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out Executive’s work for the Company consistent with Company’s agreement with such third party.

(i) Executive represents and warrants that from the time of the Executive’s first contact with the Company, Executive has held in strict confidence all Confidential Information and has not disclosed any Confidential Information directly or indirectly to anyone outside the Company, or used, copied, published or summarized any Confidential Information, except to the extent otherwise permitted under the terms of this Agreement.

(j) Executive will not disclose to the Company or sue on its behalf any confidential information belonging to others and Executive will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

Section 10. Inventions.

(a) Attached hereto as Exhibit A is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by Executive prior to Executive’s employment or first contact with Company (collectively referred to herein as “Prior Inventions”), (A) which belong to Executive, (B) which relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, the Executive incorporates or embodies into a Company product, service or process a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

(b) Executive agrees that Executive will promptly make full, written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Executive hereby assigns to the Company, or its designee, all of the Executive’s right, title and interest in and to any and all ideas, process, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which Executive may, on or after Effective Date of this Agreement, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to herein as “Intellectual Property items”); and the Executive further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company’s anticipated business as of the end of the Executive’s employment and which are conceived, developed or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’ employment and which are protectable by copyright are works made for hire as that term is defined in the United Stated Copyright Act.

(c) Executive agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(d) Executive shall not at any time sue the Company’s name or any of the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

Section 11. Return of Company Property.

Executive agrees that, at any time upon request of the Company, and, in any event, at the time of leaving the Company’s employ, Executive will deliver to the Company (and will not keep originals or copies in Executive’s possession or deliver them to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment or other documents or property, or reproduction of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by the Executive or supplied to the Executive by the Company.

Section 12. Non-Solicitation.

Executive agrees that she shall not, during his employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Executive’s employment with the Company, for any reason, whether with or without cause, (i)either directly or indirectly solicit or take away, or attempt to solicit or take away executives of the Company, either for the Executive’s own business or for any other person or entity or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

Section 13. Publications.

Executive agrees that she will, in advance of publication, provide the Company with copies of all writings and materials which Executive proposes to publish during the term of Executive’s employment and for two years thereafter. Executive also agrees that Executive will, at the Company’s request and sole discretion, cause to be deleted from such writings and materials any information the Company believes discloses or will disclose Confidential Information. The Company’s good faith judgment in these matters will be final. At the Company’s sole discretion, the Executive will also, at the company’ request, cause to be deleted any reference whatsoever to the Company from such writings and materials.

Section 14. Equitable Remedies.

Executive agrees that any damages awarded the Company for any breach of Sections 8-13 of this Agreement by Executive would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to the Company, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement, and, if it prevails in such proceeding, the Company shall be entitled to recover from the Executive all costs and expenses incurred to enforce the terms of this Agreement and/or recover from Executive for any breach(es) thereof including reasonable attorneys’ fees.

Section 15. Representations and Warranties of Executive.

Executive represents and warrants as follows: (i) Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive’s undertaking a relationship with the Company; and (ii) that Executive has not entered into, nor will Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

Section 16. Miscellaneous.

(a) Entire Agreement. This Agreement and the exhibit attached hereto supersedes the Prior Employment Agreement.

(b) Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(c) Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be amended to provide the parties with the equivalent of the same rights and obligations as provided in the original provisions of this Agreement.

(d) No Oral Modification, Waiver Or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Employee and such officer as may be designated by the Board of Directors of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f) Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument.

(g) Governing Law And Performance. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to its principles on conflicts of laws.

(h) Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the benefit the successors in interest of the parties, including, in the case of the Executive, the Executive’s heirs, executors and estate. The Executive may not assign Executive’s obligations under this Agreement.

(i) Notices. Any notices or other communications provided for hereunder may be made by hand, fax, email, first class mail or express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established by a party by written notice to the other party. Notice shall be considered accomplished on the date delivered, faxed, emailed, first class mailed or express couriered.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement under seal as of the date and year first above written.

	Company,	Executive,
Pro-Pharmaceuticals, Inc.,

By:	/s/ Theodore D. Zucconi	/s/ Anthony D. Squeglia
	Name: Theodore D. Zucconi	Anthony D. Squeglia
Title: President and Chief Executive Officer

Exhibit A

Lists of Prior Inventions and

Original Works of Authorship

None